EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                                     (407) 298-2000
Email: lclifton@lglgroup.com

The LGL Group, Inc. Reports 2011 Annual Meeting Results

ORLANDO, FL, August 9, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced the results of its 2011 Annual Meeting of Stockholders (“Annual Meeting”) held on August 4, 2011, in New York, NY.  The stockholders elected the following eight directors to the Company’s Board of Directors:  James Abel, Michael Chiu, Vincent Enright, Timothy Foufas, Marc Gabelli, Patrick J. Guarino, Manjit Kalha and Paul Kaminski.  Stockholders also adopted and approved the Company’s 2011 Incentive Plan and ratified the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

At the Annual Meeting, the Company’s President and CEO, Greg Anderson, reviewed the Company’s 2010 results and its product strategy, noting opportunities for future growth in the markets for both timing control and precision filter products, citing an increase in design requests from existing customers, as well as the opportunity to cross-sell precision filter products to existing timing control product customers.  Mr. Anderson also noted that the largest players in the timing control market were mainly focused on high-volume consumer devices, leaving the precision components portion of the market highly fragmented and presenting the Company with real acquisition opportunities.

Mr. Anderson said, “2010 was a great year for LGL, where we had strong revenues and solid earnings.  In 2011, our balance sheet has grown stronger, and we have added capital flexibility.  We believe that LGL is positioned for successful execution of its strategic framework for profitable growth, with our focus primarily directed toward making incremental investments in our core business, exploring joint venture opportunities to gain access to intellectual property or expand capacity, and seeking synergistic merger and acquisition opportunities.  We believe there are significant growth opportunities that lie ahead as we leverage the strength of our recent gains and improved balance sheet.”

The materials presented at the Annual Meeting are available on the Company’s website at www.lglgroup.com.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.